EXHIBIT 99.1

CONTACT:	Stockholder Relations 214/ 874-2354	FOR IMMEDIATE RELEASE
CAPSTEAD MORTGAGE CORPORATION
ANNOUNCES THIRD QUARTER 2005 RESULTS
     DALLAS – October 20, 2005 – Capstead Mortgage Corporation (NYSE: CMO) today reported net income of $4,615,000 or, after payment of preferred dividends, a loss of $(0.02) per diluted common share, for the quarter ended September 30, 2005, compared to $9,487,000, or $0.27 per diluted common share, for the same period in 2004 and $5,990,000, or $0.05 per diluted common share, for the quarter ended June 30, 2005. Operating income was $0.02 per common share for the third quarter of 2005, compared to $0.10 for the second quarter of 2005 and $0.32 for the third quarter of 2004. A table comparing net income and net income (loss) per diluted common share (calculated in accordance with accounting principles generally accepted in the United States (“GAAP”)) to operating income and operating income per common share (non-GAAP financial measures calculated excluding depreciation on real estate, any gain on asset sales and CMO redemptions and, for the per share calculation, the dilutive effects, if present, of the Series B preferred shares) is included in this release.
Third Quarter Results and Related Discussion
     Capstead’s third quarter 2005 operating income declined from the second quarter of 2005 as higher borrowing costs offset increasing yields on the Company’s mortgage securities portfolio, which consists primarily of residential adjustable-rate mortgage (“ARM”) securities, and higher portfolio balances. Portfolio yields were hampered by continued high levels of mortgage prepayments resulting from relatively low long-term mortgage interest rates available during the third quarter. The level of mortgage prepayments impacts how quickly purchase premiums are written off against earnings as portfolio yield adjustments. Capstead increased the mortgage securities portfolio to approximately $3.7 billion during the third quarter with acquisitions of ARM securities totaling $570 million offsetting $407 million of portfolio runoff. Financing spreads (the difference between yields earned on this portfolio and rates charged on related borrowings) declined 17 basis points to 0.44% during the third quarter.
     Overall portfolio yields averaged 3.75% during the third quarter, a 24 basis point improvement over the prior quarter primarily reflecting the benefit of higher coupon interest rates on the underlying mortgage loans that reset during the period. Coupon interest rates averaged 30 basis points higher during the third quarter over the second quarter; however, the full benefit of this increase was partially offset by purchase premium write-offs associated with continued high levels of mortgage prepayments. Yields on current-reset ARM securities fluctuate as coupon interest rates on the underlying mortgage loans reset periodically (typically once or twice a year) to a margin over the corresponding six-month or one-year interest rate index, subject to periodic and lifetime limits or caps. Coupon interest rate resets are expected to continue trending higher, contributing to improving portfolio yields in the coming quarters. For example, if one-year interest rates remain at current levels, portfolio yields are expected to improve 44 basis points to 4.19% for the fourth quarter of 2005 and the average yield on the existing portfolio will likely exceed 5.00% by the third quarter of 2006. Actual yields will depend on portfolio composition as well as fluctuations in, and market expectations for fluctuations in, interest rates and mortgage prepayment rates.
     Interest rates on borrowings secured by the mortgage securities portfolio averaged 3.31% during the third quarter of 2005, an increase of 39 basis points over the prior quarter. Interest rates on most of these borrowings reset monthly based on the one-month London Interbank Offered Rate (“LIBOR”) and are expected to increase further by year-end, particularly given the likelihood that the Federal Reserve’s Federal Open Market Committee (the “Federal Reserve”) will continue to increase the federal funds rate at upcoming meetings. Borrowings supporting longer-to-reset ARM securities and the Company’s modest position in fixed-rate securities generally have longer-term maturities that lock-in longer-term borrowing rates. These borrowings averaged $728 million at a favorable rate of 2.61% during the third quarter. As of quarter-end, longer-term borrowings totaled $866 million with an average maturity of eight months with approximately $200 million maturing by year-end that will likely be replaced by one-month borrowings.
     Prior to quarter-end Capstead bolstered its liquidity and long-term investment capital by forming a statutory trust that issued $35 million in privately-placed trust preferred securities to third party investors. The trust preferred securities bear interest at a rate of 8.19% until October 30, 2015 at which time they begin adjusting quarterly based on three-month LIBOR plus 3.50%. The trust preferred securities are redeemable in whole or in part on or after October 30, 2010 and mature October 30, 2035. The net proceeds after issue costs totaled approximately $34 million.
     Commenting on Capstead’s operating results, Andrew F. Jacobs, President and Chief Executive Officer, said, “We are continuing to experience the effects of reduced financing spreads as a result of rising borrowing rates partially offset by the benefits of yield increases on our ARM portfolio as coupon interest rates on a portion of the underlying loans reset to more current rates. Mortgage prepayments again increased during the third quarter, which dampened ARM security yield increases. As a whole, the portfolio ran off at an annualized average rate of 37% during the third quarter, up from 33% in the second quarter and 34% in the third quarter of 2004. Mortgage prepayments are expected to moderate during the fourth quarter reflecting historical trends of lower levels of prepayments during the winter months. However, the flattening of the yield curve throughout much of 2005, with short-term interest rates rising 150 basis points without a corresponding rise in long-term interest rates, will continue to afford opportunities for homeowners with ARM loans to refinance and lock-in attractive longer-term interest rates.
     “Looking forward, yields on our ARM portfolio are expected to continue resetting higher into 2006. After absorbing increases in the federal funds rate totaling 275 basis points since

June 2004 to the current level of 3.75%, the financial markets currently expect that the Federal Reserve may not slow its pace of increasing rates until early 2006. This would imply a federal funds rate of 4.50% by January 31, 2006 at the Federal Reserve’s current pace of 25 basis point increases at each meeting. As a result, the remainder of 2005 and early 2006 will likely be challenging for Capstead from an earnings perspective as yield improvements on our ARM portfolio will likely continue lagging increases in our borrowing rates. However, once our borrowing rates begin to stabilize, we are confident yield improvements on our ARM portfolio will allow for a recovery in earnings.
     “In spite of our near-term earnings prospects, we believe our core investment strategy of maintaining a large portfolio of ARM securities will generate attractive returns for our stockholders over the longer term. We also believe that we are in a strong position to augment this portfolio with other real estate-related investments that can provide attractive risk-adjusted returns with less sensitivity to changes in interest rates over the long term, such as our existing investment in senior living facilities and our recent joint venture to invest in subordinate commercial real estate loans on a leveraged basis. To that end we funded our first investment in the joint venture, a $15 million junior participation in the financing of a luxury hospitality property in the Miami, Florida area and are currently reviewing additional investments.”
Book Value per Common Share
     As of September 30, 2005, Capstead’s book value per common share was $7.06, a decline of $0.56 from June 30, 2005 and $0.85 from December 31, 2004. The year-to-date decrease was caused primarily by a decline in the aggregate unrealized gain on the Company’s mortgage securities portfolio primarily because of portfolio runoff and changes in valuation. Declines since the beginning of the year in the aggregate unrealized gain on the Company’s mortgage investments (most of which are carried at fair value with changes in fair value reflected in stockholders’ equity) and other elements of accumulated other comprehensive income lowered book value by $0.65 per share. In addition, dividend payments in excess of GAAP net income, which results primarily because the Company currently distributes all cash flow from its net-leased real estate, lowered book value by $0.14 per share. Unvested stock grants made to directors and employees in May 2005 totaling 172,600 shares lowered book value by $0.06 per share.
     The unrealized gain on the Company’s mortgage investments can be expected to fluctuate with changes in portfolio size and composition as well as changes in interest rates and market liquidity, and such changes will largely be reflected in book value per common share. Book value will also be affected by other factors, including capital stock transactions and the level of dividend distributions relative to quarterly net income; however, temporary changes in fair value of investments not held in the form of securities, such as Capstead’s real estate held for lease and commercial real estate loans either owned outright or by an unconsolidated affiliate, generally will not affect book value.

About Capstead
     Capstead Mortgage Corporation is a real estate investment trust headquartered in Dallas, Texas. Capstead earns income from investing in real estate-related assets on a leveraged basis and from other investment strategies. These investments currently consist primarily of, but are not limited to, residential ARM securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or by an agency of the federal government, Ginnie Mae. Capstead also seeks to opportunistically invest a portion of its equity in credit-sensitive commercial real estate-related assets, including, but not limited to, direct ownership interests in commercial real estate as well as subordinate commercial real estate loans.
Forward Looking Statements
     This document contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. Capstead’s actual results and liquidity can differ materially from those anticipated in these forward-looking statements because of changes in the level and composition of the Company’s investments and unforeseen factors. As discussed in the Company’s filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable qualifying investments from both an investment return and regulatory perspective, the availability of new equity capital, fluctuations in, and market expectations for fluctuations in, interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, liquidity of secondary markets and credit markets, increases in costs and other general competitive factors. In addition to the above considerations, actual results and liquidity related to investments in loans secured by commercial real estate and direct investments in real estate are affected by lessee performance under lease agreements, changes in general as well as local economic conditions and real estate markets, increases in competition and inflationary pressures, changes in the tax and regulatory environment including zoning and environmental laws, uninsured losses or losses in excess of insurance limits and the availability of adequate insurance coverage at reasonable costs, among other factors.

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)

	September 30, 2005	December 31, 2004
	(unaudited)
Assets
Mortgage securities and similar investments ($3.5 billion pledged under repurchase arrangements in 2005)	$3,664,616	$3,438,559
Real estate held for lease, net of accumulated depreciation	126,924	129,705
Investments in unconsolidated affiliates	4,501	—
Receivables and other assets	60,508	46,688
Cash and cash equivalents	4,334	73,030

	$3,860,883	$3,687,982

Liabilities
Repurchase arrangements and similar borrowings	$3,374,321	$3,221,794
Other borrowings	155,913	120,001
Common stock dividend payable	381	4,151
Accounts payable and accrued expenses	12,525	9,497

	3,543,140	3,355,443

Stockholders’ equity
Preferred stock — $0.10 par value; 100,000 shares authorized:
$1.60 Cumulative Preferred Stock, Series A, 202 shares issued and outstanding at September 30, 2005 and December 31, 2004 ($3,317 aggregate liquidation preference)	2,827	2,827
$1.26 Cumulative Convertible Preferred Stock, Series B, 15,819 shares issued and outstanding at September 30, 2005 and December 31, 2004 ($180,025 aggregate liquidation preference)	176,705	176,705
Common stock — $0.01 par value; 100,000 shares authorized; 19,043 and 18,867 shares issued and outstanding at September 30, 2005 and December 31, 2004, respectively	191	189
Paid-in capital	514,223	516,704
Accumulated deficit	(387,718)	(387,718)
Accumulated other comprehensive income	11,515	23,832

	317,743	332,539

	$3,860,883	$3,687,982

Book value per common share	$7.06	$7.91

CAPSTEAD MORTGAGE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended		Nine Months Ended
	September 30		September 30
	2005	2004	2005	2004
Mortgage securities and similar investments:
Interest income	$32,826	$21,688	$91,938	$64,777
Interest expense	(27,542)	(11,326)	(71,369)	(28,190)

Net margin on financial assets	5,284	10,362	20,569	36,587

Real estate held for lease:
Lease income	2,838	2,535	8,378	7,494
Interest expense	(1,443)	(1,107)	(4,221)	(3,253)
Depreciation	(927)	(927)	(2,781)	(2,781)

Net margin on real estate held for lease	468	501	1,376	1,460

Other revenue (expense):
Gain on CMO redemption	156	—	156	—
Other revenue	321	200	732	516
Other interest expense	(41)	—	(41)	—
Other operating expense	(1,531)	(1,576)	(4,543)	(4,907)

Total other revenue (expense)	(1,095)	(1,376)	(3,696)	(4,391)

Net income before equity in earnings (losses) of unconsolidated affiliates	4,657	9,487	18,249	33,656

Equity in earnings (losses) of unconsolidated affiliates	(42)	—	(42)	—

Net income	$4,615	$9,487	$18,207	$33,656

Net income available (loss attributable) to common stockholders:
Net income	$4,615	$9,487	$18,207	$33,656
Less cash dividends paid on preferred shares	(5,064)	(5,064)	(15,192)	(15,195)

	$(449)	$4,423	$3,015	$18,461

Net income (loss) per common share:
Basic	$(0.02)	$0.27	$0.16	$1.20
Diluted	(0.02)	0.27	0.16	1.19

Cash dividends declared per share:
Common	$0.020	$0.330	$0.300	$1.360
Series A Preferred	0.400	0.400	1.200	1.200
Series B Preferred	0.315	0.315	0.945	0.945

CAPSTEAD MORTGAGE CORPORATION
MARKET VALUE ANALYSIS
(in thousands)
(unaudited)

	September 30, 2005					December 31, 2004
					Unrealized	Unrealized
	Principal	Premium		Market	Gains	Gains
	Balance	(Discount)	Basis	Value	(Losses)	(Losses)
Debt securities held available-for-sale: (a)
Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$477	$2	$479	$519	$40	$55
ARMs	2,528,245	48,252	2,576,497	2,581,707	5,210	14,740
Ginnie Mae ARMs	907,718	5,442	913,160	919,257	6,097	8,406

	3,436,440	53,696	3,490,136	3,501,483	11,347	23,201

Non-agency Securities:
Fixed-rate	2,063	27	2,090	2,177	87	53
ARMs	35,206	387	35,593	35,926	333	478

	37,269	414	37,683	38,103	420	531
CMBS – adjustable rate	50,665	6	50,671	50,697	26	38
CMO collateral	—	—	—	—	—	253

	$3,524,374	$54,116	$3,578,490	$3,590,283	$11,793	$24,023

Debt securities held-to-maturity: (b)
Released CMO collateral:
Agency securities:
Fixed-rate	$25,169	$95	$25,264	$26,116	$852	$1,723
Non-agency securities:
Fixed-rate	26,138	57	26,195	26,900	705	1,271
ARMs	12,777	158	12,935	13,082	147	(23)

	64,084	310	64,394	66,098	1,704	2,971
CMO collateral	9,787	152	9,939	9,939	—	84

	$73,871	$462	$74,333	$76,037	$1,704	$3,055

(a)	Unrealized gains and losses on investments in debt securities classified as available-for-sale are recorded in stockholders’ equity as a component of “Accumulated other comprehensive income.” Generally, gains or losses are recognized in operating results only if sold. Investments in real estate held for lease and unsecuritized commercial real estate loans either owned outright or by an unconsolidated affiliate are not classified as debt securities and therefore have been excluded from this analysis.

(b)	Investments in debt securities classified as held-to-maturity are carried on the balance sheet at amortized cost.

CAPSTEAD MORTGAGE CORPORATION
MORTGAGE SECURITIES AND SIMILAR INVESTMENTS
YIELD/COST ANALYSIS
(dollars in thousands)
(unaudited)

	3rd Quarter Average (a)			As of September 30, 2005		Projected	Lifetime
		Actual	Actual	Premiums		4th Quarter	Runoff
	Basis	Yield/Cost	Runoff	(Discounts)	Basis (a)	Yield/Cost (b)	Assumptions
Agency securities:
Fannie Mae/Freddie Mac:
Fixed-rate	$27,065	6.26%	30%	$97	$25,743	6.38%	39%
ARMs	2,397,408	3.65	38	48,252	2,576,497	4.09	32
Ginnie Mae ARMs	926,712	3.63	40	5,442	913,160	4.21	29

	3,351,185	3.67	39	53,791	3,515,400	4.14	31

Non-agency securities:
Fixed-rate	29,455	6.36	36	84	28,285	6.76	38
ARMs	51,056	4.46	42	545	48,528	4.99	37

	80,511	5.15	41	629	76,813	5.64	37
CMBS – adjustable-rate	50,746	4.55	1	6	50,671	5.26	1
CMO collateral	13,269	13.37	26	152	9,939	6.00	30

	3,495,711	3.75	37	$54,578	3,652,823	4.19	31

Related borrowings:
30-day LIBOR	2,514,095	3.49			2,498,234	4.06
> 30-day LIBOR	727,686	2.61			866,148	3.08
Collateral mortgage obligations (“CMOs”)	13,246	7.29			9,939	6.00

	3,255,027	3.31			3,374,321	3.85

Capital employed/ financing spread	$240,684	0.44			$278,502	0.34

Return on assets (c)		0.60				0.54

(a)	Basis represents Capstead’s investment before unrealized gains and losses. Actual asset yields, runoff rates, borrowing rates and resulting financing spread are presented on an annualized basis.

(b)	Projected annualized yields reflect ARM coupon resets and lifetime runoff assumptions as adjusted for expected acquisitions and runoff over the next three months, as of the date of this press release. Actual yields realized in future periods will largely depend upon (i) changes in portfolio composition, (ii) ARM coupon resets, (iii) actual runoff and (iv) any changes in lifetime runoff assumptions. Interest rates on borrowings that reset every 30 days at the 30-day London Interbank offered Rate (“LIBOR”) reflect the 25 basis point increase in the federal funds rate on September 20, 2005 and expectations for 25 basis point increases in the federal funds rate at the November 1 and December 13, 2005 Federal Reserve meetings.

(c)	The Company generally uses its liquidity to pay down borrowings. Return on assets is calculated on an annualized basis assuming the use of this liquidity to reduce borrowing costs.

CAPSTEAD MORTGAGE CORPORATION
COMPARISON OF NON-GAAP FINANCIAL MEASURES*
TO NET INCOME AND NET INCOME (LOSS) PER DILUTED COMMON SHARE
(in thousands, except per share amounts)
(unaudited)

	Quarter Ended
	September 30, 2005		June 30, 2005		September 30, 2004
	Operating	Diluted	Operating	Diluted	Operating	Diluted
Net income	$4,615	$4,615	$5,990	$5,990	$9,487	$9,487
Adjustments for:
Depreciation on real estate	927	—	927	—	927	—
Gain on CMO redemption	(156)	—	—	—	—	—
Dividends on antidilutive preferred shares	(5,064)	(5,064)	(5,064)	(5,064)	(4,983)	(5,064)

	$322	$(449)	$1,853	$926	$5,431	$4,423

Weighted average common shares outstanding	18,871	18,871	18,869	18,869	16,645	16,645
Net effect of dilutive securities:
Preferred A Shares	—	—	—	—	303	—
Stock options	30	—	39	39	25	25

	18,901	18,871	18,908	18,908	16,973	16,670

	$0.02	$(0.02)	$0.10	$0.05	$0.32	$0.27

*	Capstead utilizes two non-GAAP financial measures, operating income (calculated excluding from net income depreciation on real estate and any gain on asset sales and CMO redemptions) and operating income per common share (calculated excluding from net income depreciation on real estate, any gain on asset sales and CMO redemptions and the dilutive effects, if present, of the Series B preferred shares) under the belief they provide investors with useful supplemental measures of the Company’s operating performance. Depreciation on real estate is excluded because it is not indicative of the change in value of the related real estate. Gains are excluded because they are considered non-operating in nature and the amount and timing of any such gains are dependent upon investment strategies and market conditions. The Series B preferred shares are considered dilutive, for diluted net income per common share purposes only, whenever annualized basic net income per common share exceeds $2.13 (the Series B preferred share annualized dividend of $1.26 divided by the current conversion rate of 0.5918). Operating income per common share excludes the dilutive effects, if present, of the Series B preferred shares because it is not economically advantageous to convert these shares at market prices of both the common shares and Series B preferred shares; therefore few, if any, Series B preferred share conversions are expected.